AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

      AMENDMENT, dated April 25, 2011, to the Investment
       Management Agreement dated February 1, 2006
      (the Agreement), as amended, by and between TIAA-CREF Funds (the Trust) and Teachers
      Advisors, Inc. (Advisors).

		WHEREAS, the Trust has established two additional series (the Funds) for which Trust would like
Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee;

	NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and
Advisors hereby agree to amend the Agreement as follows:

1. The following Funds shall be subject to the terms and provisions of the Agreement:

Lifecycle 2055 Fund
Lifecycle Index 2055 Fund


2. The following shall be added to Appendix A of the
      Agreement:

Lifecycle 2055 Fund

Assets Under Management (Billions)
Fee Rate (average daily net assets)
All Assets
0.10%

Lifecycle Index 2055 Fund

Assets Under Management (Billions)
Fee Rate (average daily net assets)
All Assets
0.10%




IN WITNESS WHEREOF, the Trust and Advisors have caused
 this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.


TIAA-CREF FUNDS

 /s/ Phillip G. Goff
By: Phillip G. Goff
Title: Principal Financial Officer,
          Principal Accounting Officer
          and Treasurer

TEACHERS ADVISORS, INC.

/s/ Carol Deckbar
By: Carol Deckbar
Title: Senior Vice President, Investment Products




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